Exhibit 4.28

EQUITY OPTION AGREEMENT

This Equity Option Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated April 23, 2013, by and among the following parties:

(1)                                 Youku Tudou Inc, a Cayman Islands exempted company (Youku Cayman)

(2)                                 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD. (“1Verge Internet” or “Party A”)

Legal Address: Section D, 5/F, SinoSteel Plaza, No 8, Haidian Street, Haidian District, Beijing, China

Legal Representative: Victor Wing Cheung Koo

(3)                                 LU WEN, a PRC citizen whose PRC identification number is 420111197001125521 and whose residential address is  Room 801A, Building 505, Atlantic Place, Chaoyang District, Beijing, PRC

HU QIONG, a PRC citizen whose PRC identification number is 360103194206020328 and whose residential address is,  Room 801A, Building 505, Atlantic Place, Chaoyang District, Beijing, PRC

(Each of LU Wen and HU Qiong is hereinafter referred to as a “Grantor” and collectively the “Grantors”; Youku Cayman and Party A, each individually and collectively “Youku”)

WHEREAS:

A.                                    1Verge Internet is a wholly foreign-owned enterprise, duly established and registered in Beijing under the laws of the PRC.

B.                                    The Grantors together hold 100% of the registered capital of Zhejiang Dongyang Tianshi Media Limited. (“Dongyang Tianshi”), a limited liability company, with a registered capital of RMB 3,000,000. (the “Equity Interests”), of which  LU Wen and HU Qiong hold 80% and 20%respectively.

C.                                   On  January 6, 2012 an Exclusive Technical Consulting and Services Agreement was entered into between Party A and Dongyang Tianshi (“Services Agreement”), pursuant to which Dongyang Tianshi will pay a service fee to Party A in consideration for services provided by Party A.

D.                                    Each of the Grantors has agreed to grant exclusively to Youku an option to acquire the Equity Interests that have been registered in his/her/its name, subject to the terms and conditions set forth below.

THEREFORE, Through Friendly Negotiation In The Principle Of Equality And Common Interest, The Parties Agree As Follows:

SECTION 1: GRANT OF THE OPTION

1.1                               Grant of Option

Each of the Grantors hereby grants to Youku an option (each an “Option” and collectively the “Options”) to acquire their respective Equity Interests at the price equivalent to the lowest price then permitted by PRC laws, and Youku  shall make payment of such price by cancelling all or a portion of the service fee. Each of the Options shall become vested as of the date of this Agreement.

1.2                               Term

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Youku directly or through its designated representative (individual or legal person); or (2) the unilateral termination by Youku  (at its sole and absolute discretion), by giving 30 days prior written notice to the Grantors of its intention to terminate this Agreement.

1.3                               EFFECTIVE DATE

This Agreement shall retroactively take effect from 6 January 2012. (“Effective Date”).

SECTION 2: EXERCISE OF THE OPTION AND ITS CLOSING

2.1                               Timing of Exercise

2.1.1                     Each of the Grantors agrees that Youku  in its sole discretion may at any time, and from time to time after the date hereof, exercise the Option granted by such Grantor, in whole or in part, to acquire all or any portion of their respective Equity Interests.

2.1.2                     For the avoidance of doubt, each of the Grantors hereby agrees that Youku shall be entitled to exercise the Option granted by such Grantor for an unlimited number of times, until all of his/her Equity Interests have been acquired by Youku .

2.1.3                     Each of the Grantors agrees that Youku  may designate in its sole discretion any third party to exercise the Option granted by such Grantor on its behalf, in which case Youku  shall provide written notice to such Grantor at the time the Option granted by such Grantor is exercised.

2.1.4       For the avoidance of doubt, Youku Cayman, in its sole discretion, will decide whether the Options and other rights granted under this Agreement will be exercised by Youku Cayman and/or by Party A.

2.2                               Transfer

Each of the Grantors agrees that the Option granted by such Grantor shall be freely transferable, in whole or in part, by Youku to any third party, and that, upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Youku hereunder.

2.3                               Notice Requirement

2.3.1                   To exercise an Option, Youku  shall send a written notice to the relevant Grantor, and such Option is to be exercised  by no later than ten  (10) days prior to each Closing Date (as defined below), specifying therein:

2.3.1.1                    The date of the effective closing of such acquisition (a “Closing Date”);

2.3.1.2                    the name of the person in which the Equity Interests shall be registered;

2.3.1.3                    the amount of Equity Interests to be acquired from such Grantor;

2.3.1.4                    the type of payment; and

2.3.1.5                    a letter of authorization, where a third party has been designated to exercise the Option.

2.3.2                   For the avoidance of doubt, it is expressly agreed among the parties that Youku  shall have the right to exercise the Options and elect to register the Equity Interests in the name of another person as it may designates from time to time.

2.4                               Closing

On each Closing Date, Youku shall make payment by cancelling all or a portion of the service fee payable by such Grantor to Youku, in the same proportion that Youku  or its designated party acquires the Equity Interest held by such Grantor.

SECTION 3: COMPLETION

3.1                               Capital Contribution Transfer Agreement

Concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Youku , each of the Grantors shall execute and deliver one or more capital contribution transfer agreements, each in the form and content substantially satisfactory to Youku  (each a “Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Youku  or its designated party of all or any part of the Equity Interests upon an exercise of the Option by Youku (the “Ancillary Documents”). Each Transfer Agreement and the Ancillary Documents are to be kept in Youku’s possession.

Each of the Grantors hereby agrees and authorizes Youku to complete, execute and submit to the relevant company registrar any and all Transfer Agreements and the Ancillary Documents to give effect to the transfer of all or any part of the Equity Interests upon an exercise of the Option by Youku  at its sole discretion where necessary and in accordance with this Agreement.

3.2                               Board Resolution

Notwithstanding Section 3.1 above, concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Youku , each of Grantors shall execute and deliver one or more resolutions of the board of directors and/or shareholders of Dongyang Tianshi, approving the following:

3.2.1                     The transfer by the Grantor of all or part of the Equity Interests held by such Grantor to Youku or its designated party; and

3.2.2                     Any other matters as Youku may reasonably request.

Each Resolution is to be kept in Youku’s possession.

3.3                               Return of Consideration

If Youku or any transferee designated by Youku is required by applicable laws or competent authorities to pay any considerations to the Grantors for its exercise of the Options, the Grantors agree to return any and all of such consideration to 1Verge Internet or such transferee as soon as possible after the completion of such equity interest transfers.

SECTION 4: REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties

Each of Grantors represents and warrants to Youku that:

4.1.1                     he/she has the full power and authority to enter into, and perform under, this Agreement;

4.1.2                     his/her signing of this Agreement or fulfilling of any its obligations hereunder does not violate any laws, regulations and contracts to which he/she is bound, or require any government authorization or approval;

4.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on his/her knowledge, shall materially and adversely affect this Agreement and the performance thereof;

4.14                        he/she has disclosed to Youku all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement;

4.1.5                     he/she has not been declared bankrupt by a court of competent jurisdiction;

4.1.6                     save as disclosed to Youku , his/her Equity Interests is free and clear from all liens, encumbrances and third party rights;

4.1.7                     he/she will not transfer, donate, pledge, or otherwise dispose of his/her  Equity Interests in any way unless otherwise agreed by Youku ;

4.1.8                     the Option granted to Youku  by him/her shall be exclusive, and he/she shall in no event grant the Option or any similar rights to a third party by any means whatsoever; and

4.1.9                     LU Wen further represents and warrants to Youku that she owns 80% of the Equity Interests of Dongyang Tianshi, and HU Qiong further represents and warrants to Youku that she owns 20% of the Equity Interests of Dongyang Tianshi. The parties hereby agree that the representations and warranties set forth in Sections 4 (except for Section 4.1.9) shall be deemed to be repeated as of each Closing Date as if such representation and warranty were made on and as of such Closing Date.

4.2          Covenants and Undertakings

4.2.1                     Undertakings of Youku:  To ensure that the cash flow requirements of Dongyang Tianshi’s ordinary operations are met and/or to set off any loss accrued during such operations, Youku is obligated, only to the extent permissible under PRC laws, to provide financing support for Dongyang Tianshi, whether or not Dongyang Tianshi actually incur any such operational loss.  Youku’s financing support may take the form of bank entrusted loans or borrowings to Dongyang Tianshi or its shareholders. Contracts for any such entrusted loans or borrowings shall be executed separately. Youku will not request repayment if Dongyang Tianshi or its shareholders are unable to do so.

4.2.2                     Undertakings of the Grantor

Each of Grantors covenants and undertakes that:

4.2.2.1      he/she will complete all such formalities as are necessary to make Youku or its designated party a proper and registered shareholder of Dongyang Tianshi. Such formalities include, but are not limited to, assisting Youku  with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Transfer Agreement(s) to the relevant administration for industry and commerce for the purpose of amending the articles of association, changing the shareholder register and undertaking any other changes.

4.2.2.2             he/she will not amend the articles of association, increase or decrease the registered capital, sell, transfer, mortgage, create or allow any encumbrance or otherwise dispose of the assets, business, revenues or other beneficial interests, incur or assume any indebtedness, or enter into any material contracts, except in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract).

SECTION 5: TAXES

Any taxes and duties that might arise from the execution and performance of this Agreement, including any taxes and expenses incurred by and applicable to any of the Grantors as a result of the exercise of the Option(s) by Youku  or its designated party, or the acquisition of the Equity Interests from the Grantor(s), will be borne by Youku .

SECTION 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                               Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2                               Friendly Consultation

If a dispute arises in connection with the interpretation or performance of this Agreement, the parties shall attempt to resolve such dispute through friendly consultations between them or mediation by a neutral third party.

If the dispute cannot be resolved in the aforesaid manner within thirty (30) days after the commencement of such discussions, either party may submit the dispute to arbitration.

6.3                               Arbitration

Any dispute arising in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties. This article shall not be affected by the termination or elimination of this Agreement.

6.4                               Matters not in Dispute

In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

SECTION 7: CONFIDENTIALITY

7.1                               Confidential Information

The contents of this Agreement and the annexes hereof shall be kept confidential. No party shall disclose any such information to any third party (except for the purpose described in Section 2.2 and by prior written agreement among the parties). Each party’s obligations under this clause shall survive after the termination of this Agreement.

7.2                               Exceptions

If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any party shall not be deemed a violation of Section 7.1 above.

SECTION 8: MISCELLANEOUS

8.1                               Entire Agreement

8.1.1                     This Agreement constitutes the entire agreement and understanding among the parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the parties.

8.1.2                     The appendices attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.2                               Notices

8.2.1                     Unless otherwise designate by the other Party, any notices or other correspondences among the parties in connection with the performance of this Agreement shall be delivered in person, by express mail,  e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Youku Tudou Inc
Address	: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Fax	: 1-345-949-8080
Tele	: 1-345-949-8080
Addressee	: Victor Wing Cheung Koo

1Verge INTERNET TECHNOLOGY (BEIJING) CO., LTD.
Address	: Section D, 5/F, SinoSteel Plaza, No 8, Haidian Street, Haidian District, Beijing, China
Fax	: 010-59708818
Tele	: 010-58851881
Addressee	: Victor Wing Cheung Koo

LU Wen
Address	: Room1803, Building 525, Atlantic Place, Chaoyang District, Beijing, PRC
Fax	: 010-84862809
Tele	: 010-84864655
Addressee	: LU Wen

HU Qiong
Address	: Room1803, Building 525, Atlantic Place, Chaoyang District, Beijing, PRC
Fax	: 010-84862809
Tele	: 010-84864655
Addressee	: HU Qiong

8.2.2                     Notices and correspondences shall be deemed to have been effectively delivered:

8.2.2.1                       at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

8.2.2.2                       on the date that the receiving Party signs for the document,  if delivered in person (including express mail);

8.2.2.3                       on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

8.2.2.4                       on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

8.3                               Binding Effect

This Agreement, upon being signed by the parties or their duly authorized representatives, shall be binding on the parties and their successors and assigns.

8.4                               Language and Counterparts

This Agreement shall be executed in four (4) originals in English, with one (1) original for Youku, one (1) original each for Grantors.

8.5                               Days and Business Day

A reference to a day herein is to a calendar day. A reference to a business day herein is to a day on which commercial banks are open for business in the PRC.

8.6                               Headings

The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

8.7                               Singular and Plural

Where appropriate, the plural includes the singular and vice versa.

8.8          Unspecified Matter

Any matter not specified in this Agreement shall be handled through mutual discussions among the parties and stipulated in separate documents with binding legal effect, or resolved in accordance with PRC laws.

8.9                               Survival of Representations, Warranties, Covenants and Obligations

The respective representations, warranties, covenants and obligations of the parties, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any party, and shall survive the transfer and payment for the Equity Interests.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

Youku Tudou Inc

By:	/s/ Victor Wing Cheung Koo
Name:	Victor Wing Cheung Koo
Title:	authorized representative

1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.

(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo
Title:	authorized representative
Date:

GRANTOR: LU WEN

By:	/s/ LU WEN

GRANTOR: HU QIONG

By:	/s/ HU QIONG